Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and
	10250 Constellation Boulevard	Chief Financial Officer
	Suite 1640	10250 Constellation Boulevard
	Los Angeles, CA 90067	Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE		AUGUST 25, 2009

PACWEST BANCORP ANNOUNCES CAPITAL RAISE OF $50 MILLION

— Shares to be issued in direct placement at $18.36 per share —

— Warrants to be issued for up to an additional $50 million at $20.20 per share —

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) announced that earlier today it entered into agreements with several institutional investors for a direct placement of $50 million of common stock at a price of $18.36 per share, which was the closing price of PacWest’s common stock on Monday August 24, 2009.  In addition to the issuance of the common shares, PacWest will issue to each investor two warrants exercisable for common shares worth up to an additional $50 million in the aggregate with an exercise price of $20.20 per share, or 110% of the price per share at which the initial $50 million was sold.  The Series A warrants expire in six months on February 25, 2010 and the Series B warrants expire in 12 months on August 25, 2010.  The common shares sold, the warrants and the shares underlying the warrants are to be issued under PacWest Bancorp’s $150 million shelf registration statement.

As previously disclosed, PacWest anticipates that the additional capital from this investment will be used for general corporate purposes and to take advantage of strategic growth opportunities that may arise.

Matt Wagner, CEO of PacWest Bancorp, commented, “We are pleased to be able to raise capital with strong support from institutional investors, at current market prices with warrants at a premium.  While our capital levels were very healthy prior to the transaction, we continue to believe that additional capital in the current environment will be particularly valuable as new opportunities arise.  There is no guarantee that we will be successful in pursuing such opportunities but, as always, we remain both vigilant and conservative in our approach.  We believe that the strength of our balance sheet and the flexibility such capital provides continue to set PacWest apart.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.5 billion in assets as of June 30, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 59 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021